FOR IMMEDIATE RELEASE

American Realty Capital Properties and Cole CapitalTM Name

Michael Ezzell to Lead Private Capital Management Business

***

NEW YORK, NY AND PHOENIX, AZ: (March 4, 2014) – American Realty Capital Properties, Inc. (“ARCP”) and Cole CapitalTM, ARCP’s private capital management business, jointly announced today the appointment of Michael Ezzell as Executive Vice President of Private Capital Markets.

“We are extremely pleased and excited to have Mike Ezzell head the day-to-day operations of Cole Capital, the leading sponsor of non-traded, net lease REITs,” remarked David S. Kay, President of ARCP. “In his role as the head of product and business development at Cole Capital, Mike has been an integral member of the management team that successfully launched multiple new product offerings and raised more than $9 billion of capital since he joined the company. Mike has exceptional relationships with the top broker-dealers in the industry, and is well respected for his regulatory acumen, strategic thinking and client-first focus. Along with the rest of ARCP’s senior management team, I look forward to collaborating with Mike as Cole Capital continues to develop and market world-class net lease investment products with a focus on producing durable income and which best meet the needs of investors and financial professionals.”

With more than 16 years of experience in the financial services industry, Ezzell most recently served as Senior Vice President, Product and Business Development at Cole Capital. As a senior member of both the capital markets and relationship management teams, he was responsible for new product development, opening new distribution channels, securing selling agreements with broker-dealers for existing and new product offerings and overseeing Cole Capital’s due diligence obligations. Prior to joining Cole Capital, Ezzell spent more than five years with AIG Advisor Group, most recently as Director of Investment Research. He was actively involved in the due diligence and research of all packaged investment products and programs for AIG Advisor Group’s four independent broker-dealers with a network of approximately 6,000 independent financial advisors. Ezzell also served as a Vice President with J.P. Carey Asset Management.

Ezzell earned his Bachelor of Arts degree with a double major in Economics and Political Science from Stetson University. He holds FINRA Series 7, 24 and 63 licenses.

* * *

About Cole CapitalTM

Cole Capital™, American Realty Capital Properties, Inc.’s (NASDAQ: ARCP) private capital management business, is a leading sponsor and advisor to publicly registered, non-listed REITs. Additional information about Cole Capital can be found on its website at www.colecapital.com.

About ARCP

ARCP is a self-managed publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Anthony J. DeFazio	Brian S. Block, CFO, Treasurer, Secretary & EVP
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arcpreit.com
Ph: 484-342-3600	Ph: 212-415-6500